EXHIBIT 16.1

January 7, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
USA

Ladies and Gentlemen:

We are the former independent accountants for Auror Capital Corp., a Nevada corporation (the “Company”). We have been furnished with a copy of the Company’s response to Item 4.01 of Form 8-K disclosing our resignation as independent public accountants of the Company. We confirm our agreement with the statements made in response to Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ Telford Sadovnick, P.L.L.C

TELFORD SADOVNICK, P.L.L.C.
Certified Public Accountants